Exhibit 99.1

POLONIA BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2015

Huntingdon Valley, Pennsylvania — May 4, 2015. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported net income of $138,000 ($0.04 per diluted share) for the quarter ended March 31, 2015 versus a net loss of $96,000 ($(0.03) per diluted share) for the quarter ended March 31, 2014.

The improvement in net income over the prior year was the result of higher noninterest income and a slight reduction in noninterest expense, which offset a 7% decrease in net interest income.

Net interest income decreased $151,000 for the quarter ended March 31, 2015 as compared to the same period in the prior year. The decrease in net interest income was due primarily to a lower average yield earned on loans and investment securities, a higher average rate paid on deposits and a lower average balance of investments, partially offset by a higher average balance and yield earned on other interest-earning assets, a higher average balance of loans and a lower average balance of deposits.

Provision for loan losses was $63,000 for the quarter ended March 31, 2015 as compared to $15,000 for the same period in the prior year. At March 31, 2015 nonperforming loans totaled $3.3 million compared to $2.7 million at December 31, 2014. An increase in nonperforming one-to-four family loans of $533,000 contributed to the higher balance of nonperforming loans at March 31, 2015. Net loan charge-offs for the quarter ended March 31, 2015 were $128,000, compared to $11,000 for the quarter ended March 31, 2014.

Noninterest income was $1.2 million for the quarter ended March 31, 2015 compared to $737,000 for the quarter ended March 31, 2014. The increase in noninterest income was primarily attributable to an increase of $214,000 in the gain on the sale of loans, which increased primarily as a result of the sale of $20.9 million of 30-year, fixed-rate jumbo loans held for investment. The Bank sold these loans as part of its interest rate risk management strategy. Also contributing to the increase in noninterest income was an increase of $296,000 in other noninterest income as the result of an increase of $240,000 in the value of deferred compensation plan assets and a gain on the sale of other real estate owned of $61,000.

Noninterest expenses were $2.8 million for the quarter ended March 31, 2015 compared to $2.9 million for the quarter ended March 31, 2014. The changes in expenses in 2015 were mainly due to the lower salary and compensation expenses of $254,000 as the result of changes in staffing, the closing of an underperforming branch in the second quarter of 2014 and the reduction in expenses related to the costs of employee benefits. In addition, lower occupancy and equipment expenses of $80,000 were the result of the closing of the underperforming branch in the second quarter of 2014 and the continued efforts to control and eliminate operating expenses. Other noninterest expenses increased $172,000 as the result of the increase in the liability associated with the deferred compensation plan of $240,000, partially offset by a $67,000 decrease in the expense related to the amortization of the FDIC indemnification asset. Federal deposit insurance costs increased $61,000 and professional fees increased $51,000 as the result of higher compliance costs.

Total assets decreased 1.0% to $304.6 million at March 31, 2015 from $307.8 million at December 31, 2014. Total loans decreased $25.1 million, or 11.8%, to $188.5 million at March 31, 2015, compared to $213.6 million at December 31, 2014, mainly due to the sale of $20.9 million of loans held for investment. Loans held for sale increased $401,000, or 9.5%, to $4.6 million at March 31, 2015. Investments decreased $3.1 million, or 5.5%, to $53.3 million at March 31, 2015, while cash and cash equivalents increased $24.4 million to $36.6 million as the result of the loan sale.

Total liabilities at March 31, 2015 were $265.6 million compared to $268.9 million at December 31, 2014, a decrease of $3.3 million. The decrease in liabilities was primarily due a $3.3 million decrease in deposits. Total stockholders’ equity increased $231,000, or 0.6%, to $39.1 million at March 31, 2015. The increase in stockholders’ equity was primarily the result of our net operating income recorded during the period.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At March 31,	At December 31,
	2015	2014
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$304,607	$307,757
Securities available-for-sale	10,492	11,712
Securities held-to-maturity	42,797	44,742
Loans held for sale	4,622	4,221
Loans receivable	175,044	199,094
Covered loans	13,472	14,457
Total loans	188,516	213,551
Less: allowance for loan losses	1,351	1,416
Net loans	187,165	212,136
Cash and cash equivalents	36,553	12,174
Deposits	196,334	199,554
FHLB Advances – long-term	59,000	59,000
Stockholders’ equity	39,054	38,823
Book value per common share	$11.71	$11.64

	At or For the Three Months Ended March 31,
	2015	2014
	(unaudited)
Operating Data:
Interest income	$2,680	$2,828
Interest expense	797	794
Net interest income	1,883	2,034
Provision for loan losses	63	15
Net interest income after provision for loan losses	1,820	2,019
Noninterest income	1,228	737
Noninterest expense	2,833	2,894
Income (loss) before income tax expense (benefit)	215	(138)
Income tax expense (benefit)	77	(42)
Net income (loss)	$138	$(96)
Basic and diluted earnings per share	$0.04	$(0.03)

	At or For the Three Months Ended March 31,
	2015	2014
(In thousands, except per share data)	(unaudited)
Performance Ratios (1):
Return on average assets	0.18%	(0.13)%
Return on average equity	1.41	(0.95)
Interest rate spread (2)	2.51	2.71
Net interest margin (3)	2.61	2.86
Noninterest expense to average assets	3.71	3.81
Efficiency ratio (4)	91.06	104.44
Average interest-earning assets to average interest- bearing liabilities	113.97	113.34
Average equity to average assets	12.79	13.28

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.72%	0.70%
Allowance for loan losses as a percent of nonperforming loans	41.30	56.97
Net charge-offs to average outstanding loans during the period	(0.06)	(0.01)
Nonperforming loans as a percent of total loans	1.74	1.23
Nonperforming assets as a percent of total assets	1.18	1.06

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(1)	Performance ratios for the three month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800